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                                                               Exhibit (a)(1)(v)

                             RALCORP HOLDINGS, INC.

                           OFFER TO PURCHASE FOR CASH
                                       BY
                             RALCORP HOLDINGS, INC.
                   UP TO 4,000,000 SHARES OF ITS COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
   AT A PURCHASE PRICE NOT GREATER THAN $24.00 NOR LESS THAN $21.00 PER SHARE
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      THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00
 P.M., NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 11, 2002, UNLESS THE OFFER IS EXTENDED.
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                               NOVEMBER 12, 2002

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     Ralcorp Holdings, Inc., a Missouri corporation, is offering to purchase shares of its common stock, $.01 par value per share. The offer is for the purchase of up to 4,000,000 shares at a price not greater than $24.00 nor less than $21.00 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares.

     Ralcorp will select the lowest purchase price that will allow it to buy 4,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares acquired in the offer will be acquired at the same purchase price.

     Ralcorp's offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal, which, together with the Offer to Purchase as amended or supplemented from time to time, constitute the offer. All shares tendered and purchased will include the associated common stock purchase rights issued pursuant to the Shareholder Protection Rights Agreement dated December 27, 1996 (as amended), between the Company and the Rights Agent named therein, and, unless the context otherwise requires, all references to shares include the associated common stock purchase rights.

     Only shares properly tendered at prices at or below the purchase price and not properly withdrawn will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in the Offer to Purchase, all of the shares tendered at or below the purchase price will not be purchased if more than the number of shares Ralcorp seeks are properly tendered. Shares tendered at prices in excess of the purchase price that is determined by Ralcorp and shares not purchased because of proration or conditional tenders will be returned as promptly as practicable following the Expiration Date.

     Ralcorp reserves the right, in its sole discretion, to purchase more than 4,000,000 shares pursuant to the offer.

     The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to other conditions.

     Upon the terms and subject to the conditions of the offer, if more than 4,000,000 shares (or a greater number of shares as Ralcorp may elect to purchase) have been properly tendered at prices at or below the purchase price selected by Ralcorp and not properly withdrawn before the Expiration Date, Ralcorp will purchase properly tendered shares on the basis set forth below:

     - First, upon the terms and subject to the conditions of the offer, Ralcorp will purchase all shares tendered by any Odd Lot Holder (as defined in the Offer to Purchase) who:
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       (1)  tenders all shares owned beneficially or of record by the Odd Lot
            Holder at a price at or below the purchase price selected by Ralcorp (tenders of less than all of the shares owned by the Odd Lot Holder will not qualify for this preference); and

       (2) completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

     - Second, after the purchase of all of the shares properly tendered by Odd Lot Holders, subject to the conditional tender provisions described in
        Section 6 of the Offer to Purchase, Ralcorp will purchase all other shares tendered at prices at or below the purchase price, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below. As a result, Ralcorp will purchase the same percentage of shares tendered from each tendering shareholder in this second category. Ralcorp will announce this proration percentage, if it is necessary, after this offer expires.

     - Finally, if necessary to permit Ralcorp to purchase 4,000,000 shares, shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn prior to the expiration date, will, to the extent feasible, be selected for purchase by random lot in accordance with Section 6 of the Offer to Purchase. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

     Therefore, all of the shares that a shareholder tenders in the offer may not be purchased even if they are tendered at prices at or below the purchase price.

     For your information and for forwarding to those of your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

     1. The Offer to Purchase dated November 12, 2002;

     2. The Letter of Transmittal for your use and for the information of your clients, together with the accompanying Substitute Form W-9. Facsimile copies of the Letter of Transmittal, with manual signatures, may be used to tender shares;

     3. A letter to the shareholders of Ralcorp dated November 12, 2002 from the Chief Executive Officer of Ralcorp;

     4. The Notice of Guaranteed Delivery to be used to accept the offer and tender of shares pursuant to the offer if none of the procedures for tendering shares described in the Offer to Purchase can be completed on a timely basis;

     5. A printed form of letter, which you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with an instruction form provided for obtaining the clients' instructions with regard to the offer;

     6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     7. A return envelope addressed to EquiServe Trust Company, N.A., as Depositary for the offer.

     Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Wednesday, December 11, 2002, unless the offer is extended.

     Neither Ralcorp nor any officer, director, shareholder, agent or other representative of Ralcorp will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer (other than fees paid to Banc of America Securities LLC, as Dealer Manager, as described in the Offer to Purchase).

     Ralcorp will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients whose shares are held by you as a

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nominee or in a fiduciary capacity. Ralcorp will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares, except as otherwise provided in the Letter of Transmittal.

     In order to properly tender shares under the tender offer, a shareholder must do either (1) or (2) below:

     (1) Provide that the Depositary receives the following before the offer expires:

        - either (a) certificates for the shares or (b) a confirmation of receipt for the shares pursuant to the procedure for book-entry transfer described in Section 3 of the Offer to Purchase; and

        - either (a) a properly completed and executed Letter of Transmittal or a manually executed facsimile of it, including any required signature guarantees, (b) an "Agent's Message" of the type described in Section 3 of the Offer to Purchase in the case of a book-entry transfer or
           (c) an acknowledgment of the type described in Section 3 of the Offer to Purchase in the case of a tender through the Automated Tender Offer Program; and

        -  any other documents required by the Letter of Transmittal.

     (2) Comply with the guaranteed delivery procedure set forth in Section 3 of the Offer to Purchase.

     Requests for additional copies of the enclosed materials and any inquiries you may have with respect to the offer should be addressed to Georgeson Shareholder Communications Inc., as Information Agent, (212) 440-9800 (banks and brokers please call) or (866) 870-4326 (all others call toll free).

     NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF RALCORP, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.

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